DISTRIBUTORSHIP AGREEMENT
BETWEEN
WATER TECHNOLOGIES INTERNATIONAL, INC. &
A WHOLLY OWNED SUBSIDIARY
GR8 WATER, INC.
AND
TERRA SUSTAINABLE TECHNOLOGIES, PBC

This Distributorship Agreement (hereinafter "Agreement") is made this 1st day of June, 2018 by and between **GR8 WATER, INC**. a Florida corporation with its registered office at 10219 South East Lennard Road, Port St. Lucie, Florida 34952 U.S.A. (hereinafter, "GR8"); and TERRA SUSTAINABLE TECHNOLOGIES, A DELAWARE B-CORP, with its registered offfice at 1101 W 34th St., Austin, TX 78705 U.S.A., (hereinafter "TERRA".

RECITALS

WHEREAS GR8 manufactures sells and distributes products and services for atmospheric Water Generators (Water From Air) using refrigeration technologies and proprietary water filtration and storage devices as well as parts and accessories under certain trademarks, Patents or patent applications pending.

WHEREAS TERRA desires to have the right to sell and distribute GR8 Water's complete line of Atmospheric Water Generators (Water From Air) and the Moisture Recovery Unit in the Sales Channels listed in Schedule A of this Agreement.

WHEREAS GR8 and TERRA desire to set forth in this Agreement their understanding of the terms and conditions of which TERRA will market, distribute and sell the Atmospheric Water Generators (Water From Air).

NOW, THEREFORE in consideration of the mutual promises, covenants, representations and warranties set forth herein and the mutual benefits to be derived from this Agreement, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATIONS

The following words and phrases used in this Agreement shall have the following meanings, except as otherwise expressly provided or unless the context otherwise requires:

1. "Agreement" shall mean this Distributorship Agreement including the Schedules.

2. "Affiliates" shall mean with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity

3. "AWG" shall mean Atmospheric Water Generators.

4. "AWG's Ordered Product" shall mean items purchased and delivered to TERRA "Control" and its derivatives shall mean with regard to any entity the right or power to dictate the management of and otherwise control such entity by any of: (a) holding directly or indirectly the majority of the issued share capital or stock (or other ownership interest if not a corporate) of such entity ordinarily having voting rights; (b) controlling the majority of the voting rights in such entity; or (c) having the right to appoint or remove directors holding a majority of the voting rights at meetings of the board of dircetors of such entity;

5. "GR8" shall mean GR8 WATER, INC.

6. "GR8 Distributor" shall mean TERRA

7. "GR8 IP" shall mean GR8 WATER, INC. Intellectual Property.

8. "TERRA" shall mean TERRA

9. "Party" and "Parties" shall mean TERRA and GR8.

10. "Product" shall mean Atmospheric Water Generators and filtration systems designed by GR8.

11. "Subsidiary" shall mean as subscribed as wholly owned or controlled by the holding company.

12. "Technical Information," shall mean know-how, books, promotional material, business reports, financial information, computer reports, materials, invoices, orders, customer lists, supplier lists as well as equipment (inclusive of all computer software and hardware) as well as copies of same in print or digital.

13. "Sales Channels" shall mean the countries listed in Schedule A of this Agreement in which TERRA has been appointed to distribute, market and sale the Products .

14. "Warranty" shall mean the Products warranty provided by GR8.

ARTICLE 2
APPOINTMENT OF TERRA DISTRIBUTOR

1. GR8 hereby appoints TERRA as a distributor , and TERRA accepts to distribute market or sell the Products in the Sales Channels.

2. TERRA may establish branches or subsidiaries in the Sales Channels to distribute, market or sell the Products. TERRA may advertise and send sales personnel to promote the Products in the Sales Channels.

ARTICLE 3
EFFECTIVE DATE

1. The effective date of this Agreement shall be the 1st day of June, 2018.

ARTICLE 4
OBLIGATIONS OF THE PARTIES

1. TERRA shall at its own cost and expense and without entitlement to any reimbursement from GR8:

a. use its best efforts to distribute, market or sell the Product and, in particular, follow up all sales leads promptly and to submit written proposals and quotes on as many potential customers as possible;

b. TERRA will use its best efforts to attend all major trade shows or such other shows as may be mutually agreed to by the Parties;

c. utilize the services of technically qualified personnel in the sale of the Product;

d. advise GR8 regularly with regard to sales progress, marketing conditions, customer reactions and suggestions concerning the Product and activities of GR8's competitors;

e. notify GR8 of price fluctuations in the market for the Product in the Sales Channel;

f. furnish GR8 its customer lists and terms of sale relating to the Product and keep records of the sales calls and presentations;

g. to employ at its sole and absolute discretion and in its own name, at its own expense and under its complete liability resulting there from, an adequate number of competent personnel to ensure proper coverage regarding the distribution, marketing and sales of the Product;

h. to respect and fulfill the terms and conditions of the Product warranty;

i. protect the goodwill associated with the trademarks and promptly advise GR8 of any known infringement of or challenge to GR8's proprietary rights and, upon request, consider supporting GR8 in securing and protecting such proprietary rights and in opposing unfair competition of other firms in the Sales Channels;

j. immediately advise GR8 if TERRA has knowledge of the commencement or threat of any suit based on any alleged defect in any of the Product;

k. comply with all local laws, licensing, regulations and rulings of governmental bodies having jurisdiction over TERRA's business in respect of the distribution, marketing or sell of the Product;

l. execute and complete all reasonable duties and functions as delegated by GR8 and reasonably observe GR8's directives and polices;

m. devote its time and attention to the business of the distributing marketing or sale of the Product;

n. at all times act diligently and prudently in the best interests of GR8; and

o. not act or do anything which would tarnish the reputation of GR8 in the Sales Channels or elsewhere.

GR8 shall:

a. furnish to TERRA "Digitally" the available sales and marketing manuals, User Documentation, instruction and user manuals, technical manuals and all other technical information, specifications and literature which is required by TERRA for the purposes of distributing and selling the Products in terms of this Agreement, including sales and marketing materials, trademarks, leaflets and catalogues;

b. provide product training to authorized representatives of TERRA and generally do whatever may be necessary to promote and develop a demand for the Product, as GR8Water, Inc in its discretion may deem necessary;

c. TERRA shall provide maintenance and support services in respect of the Product, as specified in user maunuals;

d. provide TERRA with adequate copies of the Product for demonstration purposes only.

ARTICLE 5

MINIMUM PURCHASE TARGETS AND PRICING

1. The Parties agree that this Agreement envisions that the total sales volume of the Products shall increase by 10% of the previous years sales or TERRA shall purchase products to meet a minumum of a 10% increase of the previous year's total to the previous year's total sales in U.S. Dollars (USD) over a period of two (2) Years. The Parties agree to start counting the two (2) Years on the date when the Ordered Product is received by TERRA in Sales Channel

ARTICLE 6

PROPRIETARY RIGHTS

1. All Product sold by TERRA pursuant to this Agreement shall bear GR8's trademark WATER FACTORY or any other Trademark and all the original markings and proprietary legends requested by GR8 at the time of delivery to TERRA, unless express written consent to use other markings is obtained from GR8. TERRA agrees to use trademark desinged by GR8 in connection with the marketing, sale or distribution of the Product.

2. TERRA recognizes the exclusive ownership of all proprietary rights including, trademark, copyrights, patent, trade secret rights and other proprietary rights, inluding know-how as belonging to GR8.

3. TERRA agrees not to use GR8's trademark for any purposes other than the marketing, sale or distribution of the Product, as GR8's distributor in the Sales Channels under this agreeement.

4. TERRA not use any of the trademark as part of any of TERRA business entity name, and shall not, by virtue of its use of the trdemarks, acquire any rights in the trademarks.

ARTICLE 7

LICENSE

1. Subject to the terms and conditions of this Agreement, GR8 grants to TERRA a Distributorship for TERRA a royalty free, and non transferrable license (i) to sell, market and distribute the Product in the Sales Channel.

2. TERRA agrees not to reverse engineer, modify, adjust, alter or otherwise change or create derivative works in any manner without the express written consent of GR8.

3. Notwithstanding anything else in the Agreement, GR8 retains (a) all title to, and, except as expressly and unambiguously licensed herein, all rights to the GR8 IP, all modifications, adjustments, alteration, changes and derivative works thereof (by whomever produced), and (b) all trademarks, copyrights, patent rights, trade secret rights and other proprietary rights, including know-how in the GR8 IP.

4. GR8 will private label the product for TERRA, but a manufacturer's label will remain on the back of the completed product line with WTI and or GR8's name.

ARTICLE 8

CONFIDENTIALITY

1. Neither Party, nor any of their Affiliates shall use the other Party's Confidential Information, for any purpose other than for the performance of obligations under this Agreement, or divulge to anyone any of the other Party's Confidential Information, except: (i) as required in the course of performing the obligations hereunder, (ii) to attorneys, accountants and other advisors acting in a fiduciary capacity, (iii) with the express written consent of the other Party or (iv) as required by Law. The term "Confidential Information" shall mean any proprietary information of a Party which is of a private, secret or confidential nature concerning the such Party's business or financial affairs, and includes inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, projections, plans, research data, clinical data, financial data, personnel data, regulatory agency audit reports, computer programs, and customer and supplier lists.

2. Confidential Information shall not include any information which (i) becomes public knowledge without a breach by the receiving Party of this Agreement; (ii) is obtained by the receiving Party (or the receiving Party's Affiliates) from a person or business entity that was not obligated to keep such Confidential Information confidential; (iii) is demonstrated to have been known by the receiving Party at the time of the receipt thereof as evidenced by receiving Party's written records dated prior to receipt; or (iv) is required to be disclosed as a result of a judicial

order or decree or governmental law or regulation, provided that the Party that is required to disclose such Confidential Information takes all reasonable steps to limit the disclosure of such Confidential Information. If a Party makes a disclosure of Confidential Information which is permitted by the terms of this Agreement, such Party shall be responsible for ensuring that the person to whom it is disclosed maintains the confidentiality of such Confidential Information and that such recipient is obligated by a written confidentiality agreement, the terms of which are not less rigorous than those found in this Agreement.

3. TERRA acknowledges that it shall become aware of and have in its possession various forms of Technical Information,which belong to GR8 and TERRA agrees to immediately return to GR8 all the Technical Information at the termination or expiration of this Agreement.

4. Any other confidentiality agreement, non-disclosure agreement or similar agreement that has been signed between the parties (or their other companies, affiliates or principals) is hereby declared null and void and of no further force and effect.

ARTICLE 9
NON-SOLLICITATION

1. The Parties acknowledge that within the scope of this Agreement, the identity of actual customers of either Party may be disclosed to the other and the Parties may establish a business relationship with these customers. The Parties recognize that the disclosure of the identity of any one of such customers to a competitor or the use of such information for the ends of competition shall cause serious and irreparable harm to the other Party.

2. The Parties agree and undertake that during the term of this Agreement and for a period of three (3) years after the termination and/or expiration of this Agreement, they shall under no circumstances directly or indirectly, whether personally or through the intermediary of any third Party solicit any of the other Party's customers.

3. The Parties agree that during the term of this Agreement and for a period of three (3) years after its termination and/or expiration, they shall not solicit the services of the employees of the other Party nor encourage, suggest or recommend to any of the employees of the other Party to leave the employment of the other Party.

ARTICLE 10

PROMOTIONAL MATERIAL

1. The Parties acknowledge that in order for TERRA to fulfill its obligations under this Agreement, it may have to create and publish promotional materials at its own cost.

2. GR8 hereby acknowledge and agree that all such promotional materials created and published by TERRA shall remain the sole and exclusive property of GR8.

ARTICLE 11

PURCHASE, SALES AND PAYMENT OF THE PRODUCTS

1. TERRA agrees to buy Product from GR8. GR8 shall from time to time or at the request of TERRA forward a price list to TERRA indicating the prices of the Products. All payments shall be made in United States Dollars.

2. The purchase prices to TERRA does not include, and TERRA shall be entirely responsible for paying all freight forwarding, transportation, brokerage, insurance and other costs of delivery of the Product and all sales (including federal sales tax), use, value added, excise, transfer, border or similar taxes and duties due in connection with the purchase, importation and delivery of the Product.

3. The wholesale price to TERRA shall at all times be the minimum wholesale price sold to other distributors and TERRA shall at all times be able sell the Product at least at a 30% price above the price paid to GR8.

4. GR8 may upon thirty (30) days written notice to TERRA change its price list if the cost of producing the Product increases by five percent (5%) or more per annum.

5. The Parties agree that all payments for the Product shall be in accordance with the following and effected by wire transfer:

a. contemporaneously with the issuance of a purchase order, TERRA shall remit to GR8, sixty percent (60%) of the price indicated on the purchase order;

b. the balance of the price shall be payable FOB before the shipping of the Product by GR8;

1. Part Orders. 100% paid before shipping, 60 % at time of order, no refund on deposit shipping fees and restocking fees will be deducted from order if returned.

2. Notwithstanding the transfer of risk of loss or damage, TERRA hereby acknowledges and agrees that GR8 shall retain the ownership of the Product sold until complete and full payment of same has been made by TERRA to GR8. No title of ownership in and to the Product shall vest in TERRA until complete and full payment has been made to GR8.

3. Payment will be effected by bank transfer. TERRA's liability towards GR8 will be deemed to be met when the Bank transfer is made. GR8 will ensure that TERRA at all times has the correct banking information of GR8 in order to make bank transfer

ARTICLE 12
CONDITIONS OF SALE

1. No purchase order from TERRA to GR8 shall be binding upon GR8 unless GR8 has accepted it in writing.

2. In the event that GR8 is unable to fulfill an accepted purchase order for which TERRA has made the requisite payment on account, GR8 shall return payment to TERRA within five (5) days after written request by TERRA.

3. TERRA may not cancel or revise its order of the Product after it has been accepted by GR8 without the written consent of GR8, which consent shall not be unreasonably withheld, delayed or denied. Notwithstanding such consent, TERRA agrees to pay GR8 any reasonable expenses it may incur by virtue of the revision or the cancelation; provided, however, GR8 provides an itemized bill of the expenses incurred as a result of such revision or cancellation.

ARTICLE 13
DELIVERY AND RETURN OF THE PRODUCT

1. GR8 shall exercise its best efforts to ship promptly all the Product ordered and paid for by TERRA.

2. Delivery of the Product sold to TERRA will be made Freight On Board is prepaid from GR8's plant regardless of where same is situated. The Parties shall agree on the method and route for delivery. Title and risk of loss or any damage to the Product shall remain with GR8 until TERRA receives the Product.

3. GR8 warrants for a period of 2 years from date of delivery of the Products, parts only labor and shipping costs not included, that all Products sold to TERRA shall be free from any

defects in materials and workmanship. GR8 shall reimburse TERRA for the cost of warranty repair. The warranty does not cover filters, and general maintenance parts listed in Appendix Tab D

4. TERRA shall require that its customers perform periodic maintenance of the Products as directed by GR8 to maintain the 2 year warranty.

5. GR8 agrees to replace the defective part(s) identified within the warranty period above expeditiously and within a reasonable time.

6. GR8 shall have the right to inspect the defective item and TERRA shall make same available for inspection within a period of sixty (60) days after it has reported same to GR8.

7. To the extent permitted by law, GR8's warranty liability shall be limited to replacement and repair of defective units and shall not include any consequential damages.

EXCEPT AS SET FORTH HEREIN, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO GR8 PRODUCTS. GR8 EXPRESSLY EXCLUDES AND DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY AND ANY WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, APPLICATION OR USE.

ARTICLE 14
REPAIR AND MAINTENANCE

1. TERRA undertakes to provide after sales service to its customers in the Sales Channels. TERRA shall ensure that a product service team is in place to allow for mechanical and electrical equipment service and to provide warranty services to its customers within the Sales Channels. This product service team shall comprise of experienced and trained refrigeration and electrical technicians.

2. TERRA shall ensure that an after sales service maintenance team is in place to service the filtration aspect of both the air side fluid airflow and the water side liquid flow. Service agreements may be signed with customers to guarantee the proper operation of the systems. The service teams shall be based in the Sales Channels and all monies accruing from providing the after sales services shall belong exclusively to TERRA.

ARTICLE 15

FORCE MAJEUR

1. GR8 shall not be liable for non-delivery, mis-delivery or late delivery of the Products which shall be caused by factors beyond GR8's control, such as, war, riots, strikes, fires, and acts of God, failure of carriers or compliance with any law, regulation or governmental order. In no event shall GR8 be liable for consequential or special damages due to factors beyond its control as provided above.

2. However, should force majeure last more than fourteen (14) days, TERRA may at its sole and absolute discretion elect to obtain its own delivery of the Product by itself or any other party selected by TERRA. The costs of such delivery shall be borne by GR8 or alternatively TERRA may elect to cancel such order and GR8 shall within 30 days retrun all monies to TERRA.

ARTICLE 16

REPRESENTATIONS, WARRANTIES AND COVENANTS

1. Representations, Warranties and Covenants of GR8: GR8 hereby represents, warrants, and covenants the following:

a. GR8 warrants that it has the respective rights, title and interest in the Product and where not, GR8 is a co-developer or authorised agent of the Software and certain Source Code in the Software for the Sales Channel;

b. The Product for sale or maintained is a true and accurate reflection of the item and is not misleading or intended to deceive;

c. For the Sales Channel, GR8 has all the applicable marketing and distribution rights of, title and interest in and to the Product, alternatively is a co-developer and authorized agent of the Product and that there are no associated restrictions for selling the Product;

d. The Product will not infringe the intellectual property rights of any third party within the Sales Channel. GR8 will at all times comply with all import and export laws and regulations relating to the importation or exportation of any Product sold or advertised for sale by TERRA;

e. No part of the Product furnished or incorporated by GR8 infringes or violates upon the patent rights, trade secrets or other rights of a person or entity;

f. GR8 warrants to the best of its knowledge that the Product does not infringe on any trademarks or copyrights in the Sales Channel and in the event where such rights are declared

violated by a competent court, GR8 shall apply its best endeavours to solve such violations by either renaming the Product or applying for new copyrights or trademarks in the Sales Channel or part of the Sales Channel. TERRA accepts no responsibility and cannot be held accountable for any such violations. Both Parties agree to notify each other of such violation no later than thirty (30) days after knowledge of such violation and will agree to apply best endeavours to resolve such violation or violations;

g. GR8 is a Incorporated company duly organized, existing and in good standing under the laws of Florida, with full right, power and authority to enter into and perform this Agreement and to grant all of the rights, powers, and authorities herein granted.

h. The execution, delivery and performance of this Agreement does not conflict with, violate, or breach any agreement to which GR8 is a party.

i. This Agreement has been duly executed and delivered by GR8 and is a legal, valid and binding obligation of GR8 enforceable against GR8 in accordance with its terms.

j. GR8 shall comply with all applicable laws, consent decrees, and regulations of any federal, state, or other governmental authority.

2. To the best of its knowledge, there are no issued or pending patent or trademark applications relating to the Product that would prevent TERRA from making or selling the Product in the Sales Channel for its Licensed Use.

3. Representations, Warranties, and Covenants of TERRA. TERRA hereby represents, warrants, and covenants the following:

a. TERRA is a B-Corp in good standing under the laws of Delaware, with full right, power, and authority to enter into and perform this Agreement and to grant all of the rights, powers, and authorities herein granted.

b. The execution, delivery, and performance of this Agreement do not conflict with, violate, or breach any agreement to which TERRA is Party.

c. This Agreement has been duly executed and delivered by TERRA and is a legal, valid, and binding obligation of TERRA enforceable against TERRA in accordance with its terms.

d. TERRA shall comply with all applicable laws, consent decrees, and regulations of any federal, state, or other governmental authority.

e. TERRA shall use its best commercially reasonable efforts and make, at its expense, all reasonable expenditures to market and promote sales of the Product for its Licensed Use in the Sales Channel.

ARTICLE 17
INDEMNIFICATION

1. TERRA and GR8 shall have the right but not the obligation, to assume the defense of any such lawsuit, proceeding or action. TERRA and GR8 shall each give the other prompt notice of any such claim, lawsuit, proceedings or action.

a. If GR8 is in breach of any terms of this agreement and fails to remedy such breach within thirty (30) days after having received a written notice from TERRA calling on GR8 to do so, and or;

b. If GR8 ceases to trade.

2. Maintenance

a. Maintenance; enhancements, integration/compatibility; and the like if in TERRA's sole discretion the said maintenance; enhancements, integration/compatibility are to be done by TERRA or a third party acting on behalf of TERRA. TERRA will ensure that if such information are made available to third party, that the necessary confidentiality agreements are entered into with such third party;

5. GR8 will defend at its expense any legal proceeding brought against TERRA based on a claim that GR8 Product sold by the TERRA under this Agreement infringes upon any patent provided that GR8 is notified promptly and given full authority, information and assistance for such defence

6. If GR8 complies with the foregoing obligation, GR8 will pay all damages and costs finally adjudicated against TERRA, but will not be responsible for any compromise made without GR8 consent. If the Product are held to be infringing and their use enjoined, GR8 may, at its election and expense, either (1) obtain for TERRA the right to continue selling the Product, or (2) refund the purchase price paid, upon return of the Product to GR8 without prejudice to any rights the TERRA may have

ARTICLE 18

INSURANCE

1. During the term of this Agreement TERRA shall obtain and maintain, at its own expense, satisfactory comprehensive General and product liability insurance with a minimum coverage of One Million ($1,000,000) per incident and Two Million U.S. Dollars in agregate ($2,000,000.00 USD) from an insurance company of good repute and qualified to transact business in the Sales Channel and such insurance policy shall name GR8 as additional insured parties).

2. The insurance policy shall provide that such insurance shall not be amended, cancelled, terminated or permitted to lapse without twenty (20) days prior written notice to GR8 and that any insurance obtained by GR8 shall serve only as "excess" insurance after TERRA's insurance has been exhausted.

3. TERRA shall provide GR8 with a certificate of such insurance upon written request evidencing that the insurance policy has not been altered with respect to GR8 in any way whatsoever nor permitted to lapse for any reason, and evidence showing that the premium has been paid.

ARTICLE 19

[RESERVED]

ARTICLE 20

TERM AND TERMINATION OF THIS AGREEMENT

1. The term of this Agreement shall commence upon execution by both Parties and shall continue thereafter, unless terminated, as set forth in this Agreement, for an initial term of 1 years and may be mutually renewed for an additional 10 years. shall automatically be renewed thereafter for successive additional periods of one (1) year each, as long as the minimum sales volumes are met.

2. TERRA shall have the right to terminate this Agreement for any reason whatsoever and without cause or justification by giving written notice to the other Party of its intention to cancel this Agreement. Such termination shall be effective thirty (30) days after TERRA sends such termination.

3. This Agreement may be terminated by either Party immediately on written notice to the other Party if:

a. either Party becomes insolvent or unable to pay its debts as they mature;

b. either Party makes an assignment for the benefit of creditors or goes into liquidation, bankruptcy or receivership;

c. Either Party becomes subject to any procedure for sequestration of its property or accounts, settlement of its debts or dissolution;

d. Either Party breaches any of the terms of this Agreement and fails to remedy such breach within thirty (30) days after notice of the breach has been received from the other Party;

4. Upon termination of this Agreement, TERRA shall immediately:

a. cease to use any tradeamark, logo, or means of product identification with regard to any Product or service whatever. GR8 shall not be obliged to deliver any of the Product ordered by TERRA after the intention to terminate has been made known other than Product that has actually been paid by TERRA. The acceptance by GR8 of an order placed by TERRA or the delivery thereof after intention to terminate has been made known, shall not be construed as a renunciation and/or waiver of the rights of the Parties under this Agreement nor of their respective rights to terminate this Agreement;

b. remove and discontinue the use of all signs, stationery, advertising and literature indicating that TERRA is a distributor of, or is otherwise affiliated with GR8; and

c. return to GR8 all the property of GR8 inclusive of all documents, materials and any other item pertaining to GR8's Proprietary Rights in TERRA's possession or control. TERRA shall cease to use any GR8 property inclusive of the Proprietary Rights and all costs and expenses relating hereto shall be borne by TERRA.

5. Upon Termination, GR8 shall have the option, exercisable in writing within thirty (30) days after notice of termination is given, to re-purchase from TERRA at the prices specified in the purchase order all the PRODUCT in TERRA's possession or control at the time of termination. If GR8 does not exercise such option, then TERRA may keep and continue to sell the Product in accordance with the terms of this Agreement until TERRA sells all the Product in its possession.

ARTICLE 21
WAIVER

1. Neither Party shall be liable to the other Party by reason of the termination or expiration of this Agreement for compensation, reimbursement, or damages on account of any loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or other commitments relating to the business or goodwill of the other Party.

ARTICLE 22
RELATIONSHIP BETWEEN THE PARTIES

1. TERRA shall act as an independent contractor with no authority to bind GR8 in any respect. All employees of TERRA shall be employees or agents solely of TERRA, and no such employee or agent shall represent him or herself to be an employee of GR8.

2. TERRA shall assume full and complete charge of and the entire responsibility for the management of its business and affairs. TERRA shall be solely liable for the employment and control of its employees as well as for any injury to such employees or to others through acts of omissions of such employees.

3. Notwithstanding any provision in this Agreement to the contrary, GR8 shall not be obliged to reimburse or pay for any expenses of any nature whatsoever as maybe incurred by TERRA in the execution of its business.

4. TERRA is not a franchisee of GR8, but a distributor of Product and provides it own skill to the sales and repair effort, which are not under the direction of GR8.

ARTICLE 23
MODIFICATION AND ASSIGNMENT

1. No modification of this Agreement or any of its provisions shall be binding upon the Party against whom enforcement of such modification is sought, unless it is made in writing and signed on behalf of such Party.

2. No failure to insist upon the strict performance of any provision of this Agreement shall be construed to modify or waive such provision. No delay or omission to exercise any right under this Agreement shall impair any such right or shall be construed to be a continuing waiver of any default or any acquiescence therein.

3. TERRA may not assign this Agreement without giving written notice to GR8. GR8 may not assign this Agreement.

ARTICLE 24
AUTHORITY AND SEVERABILITY

1. Each individual executing this Agreement on behalf of the Parties represents and warrants that he or she is duly authorized to execute and deliver this Agreement on behalf of the Parties.

2. In the event that any provision of This Agreement is held to be invalid or otherwise unenforceable, such provision will be deemed to be deleted from this Agreement, while the remaining provision of this Agreement will be unaffected and continue in full force and effect.

ARTICLE 25
NOTICES

1. Any notice or other communication required or permitted to be given pursuant to or in connection with this Agreement shall be in writing and shall be given personally or sent by Electronic Fax or overnight courier or mailed by registered air mail to the appropriate Party at such Party's address set forth above or at such other address as such Party may direct by notice to the other.

2. Any such notice or communication, mailed as aforesaid, shall be deemed given on the third (3rd) day after such mailing. Any such communication given personally or by electronic fax or telex shall be deemed given only upon actual receipt.

ARTICLE 26
DISPUTE RESOLUTION

1. Mediation

a. Parties agree to engage in direct discussion to settle all disputes arising out of or related to this agreement or its breach. If the dispute cannot be settled through direct discussions, the Parties shall endeavor to settle the dispute by mediation under the applicable Rules of the American Arbitration Association or other dispute resolution service acceptable to the Parties. The Parties agree to request a mediator who is knowledgeable and experienced in dealing with

disputes involving tissue processing/manufacturing and their clients, and may reject any proposed mediator who does not possess such qualifications. The Parties agree on a best efforts basis, to conclude the mediation within thirty (30 days) of filing the request for mediation. Costs shall be borne equally by the Parties. Each Party shall have in attendance (or reasonably available by telephone) at any such mediation session a person with sufficient authority to resolve any dispute or settle any claim mediated.

2. If the Parties are unable to settle a dispute by direct discussion or in mediation as above provided, either Party may request that the dispute be submitted to binding arbitration. Any controversy or claim submitted to arbitration shall be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules or such other services as the Parties may agree. The Parties agree to request an arbitrator who is knowledgeable and experienced in dealing with disputes involving tissue processing/manufacturing and their clients, and may reject any proposed arbitrator who does not possess such qualifications. The Parties agree on a best efforts basis, to conclude the arbitration within a reasonable time after filing of the request for arbitration. Costs shall be borne equally by the Parties. Each Party shall have in attendance (or reasonably available by telephone) at any such arbitration a person with sufficient authority to resolve any dispute or settle any claim. The Parties agree that a judgment or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

3. The location of the dispute resolution shall be Miami, Florida, USA.

ARTICLE 27
INTERPRETATION AND GOVERNING LAW

1. This Agreement shall bind and inure to the benefit of the representatives, successors and permitted assigns of the Parties.

2. The validity and interpretation of this Agreement shall be governed by the substantive laws of the United States of America, The State of Florida and the county of Martin exclusive of the application of any rules with respect to conflicts of law as they are applied to contracts executed, delivered and to be entirely performed within such county .

ARTICLE 28

ENTIRE AGREEMENT AND LANGUAGE

1. This Agreement as well as all the Schedules attached hereto, constiutes the entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior agreements, representations, statements, understandings, customs and trade usage, if any, whether written or oral.

ARTICLE 29

INCORPORATION

1. All Exhibits and Schedules attached hereto, or to be attached hereto and all other agreements and instruments referred to herein are hereby incorporated by reference into this Agreement as fully as if copied herein verbatim.

ARTICLE 32

SUPPORT

The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective, duly authorized representatives as of the date first above written.

The Parties warrant that the individuals who sign below are authorized to bind them.

SIGNED and DELIVERED by the authorized representative of **GR8 INC.**

Signature: ______________________

William Scott Tudor

Title: Chief Executive Officer

SIGNED and DELIVERED by the authorized representative of **TERRA SUSTAINABLE TECHNOLOGIES, PBC.**

Signature: ______________________

Name: Tony Saxton

Title: Chief Executive Offier

SCHEDULE 'A'

SALES CHANNELS AND LIMITATIONS

Sales Channel	**Drinking Water from Air Systems**	**Exceptions or Exclusions –**
International	NON-Exclusive **GRANTED** to TERRA	
Government Scientific Source (GSS)	Exclusive **GRANTED** to TERRA	
Discovery Destinations & all hotels under their umbrella platform	Exclusive **GRANTED** to TERRA	